QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.2

                      April 9, 2003

CONFIDENTIAL

Board of Directors
Click Commerce, Inc.
200 East Randolph Drive
Suite 4900 Chicago, Illinois 60601

Attn:	Michael W. Ferro, Jr. Chairman and Chief Executive Officer

Dear Michael:

        As discussed in connection with our letter to the Board dated March 4, 2003, enclosed please find a term sheet that sets forth the proposed material terms and conditions regarding a merger transaction. The proposed terms are subject to completion of our due diligence investigation. We encourage you to consult with your legal and financial advisors regarding the obligations of the Board of Directors in the context of the proposed transaction.

        As you are aware, we have retained Wilson Sonsini Goodrich & Rosati to act as our legal counsel in connection with this proposal, and we are prepared to meet with you as soon as possible to engage in discussions regarding the transaction. Our management team and advisors are committed to devoting whatever resources are necessary to immediately complete our due diligence and finalize mutually acceptable definitive agreements on appropriate and customary terms.

        We look forward to hearing from you soon. If you have any questions regarding our proposal, please contact us at your earliest convenience at (212) 230-9200.

Sincerely,
INSIGHT VENTURE MANAGEMENT, LLC
By:	/s/ JEFF HORING Jeff Horing Managing Director

        This Term Sheet sets forth our intent with regard to the proposed acquisition of Click Commerce, Inc., a Delaware corporation ("Company"), by an affiliate of Insight Venture Management, LLC (together with its affiliates, "Purchaser").

Structure	•	The transaction will be structured as a merger of a wholly-owned subsidiary of Purchaser into Company (the "Merger").
Consideration	•	Pursuant to the Merger, each share of Company common stock outstanding shall be converted into $3.55 in cash per share (the "Purchase Price").
Treatment of Options	•
Subject to Purchaser's review of Company's stock option plans, all outstanding Company employee stock options will be, as determined by Purchaser (i) assumed by Purchaser and converted into the right to receive an amount in cash equal to the amount by which the aggregate Purchase Price for the shares underlying any such option exceeds the aggregate strike price of such underlying shares, (ii) assumed by Purchaser and converted into options to purchase common stock of the successor entity to Company, or (iii) cancelled prior to the consummation of the Merger.
Voting Agreement/Proxy	•
Selected insiders and other stockholders of Company (the "Principal Stockholders") will (a) agree to vote for the Merger and against any other transaction not involving Company and Purchaser and (b) provide Purchaser with an irrevocable proxy to vote the shares owned by such Principal Stockholders with respect to any such matter.
Representations, Warranties and Covenants	•
The Merger Agreement will contain customary representations, warranties and covenants of Purchaser and Company, including operating covenants during the period between signing the agreement and consummating the Merger.
Conditions to Closing	•	Customary closing conditions including the following:
•	Affirmative vote of the stockholders of Company;
•	Governmental and regulatory clearance;
•	No litigation seeking to delay or prevent the consummation of the Merger;
•	Representations and warranties of Purchaser and Company accurate as of signing and closing;

•	Receipt of all consents required in connection with the transaction;
•	Unrestricted cash balance of at least $32.5 million as of the date of closing;
•	Company's working capital position excluding assets (current assets other than cash minus current liabilities) at closing no worse than ($2,000,000);
•	No material adverse change in assets, properties, financial condition, operating results, prospects or business of Company;
•	No material breach of covenants of Purchaser or Company; and
•	Key employee retention.
Termination Events	•	The transaction will be terminable upon the occurrence of customary events including:
•	By mutual consent;
•	By either party after August 31, 2003;
•	By either party after a 30-day uncured breach of representations or covenants by the other party to extent such breach would cause the related closing condition not to be satisfied;
•	By either party based on a negative stockholder vote, subject to certain limitations; or
•
By Purchaser upon certain customary events related to Company's support of the transaction, including (i) the withdrawal or adverse modification by Company of its recommendation of the Merger, (ii) the recommendation by Company of an alternative transaction, (iii) execution by Company of an agreement to enter into an alternative transaction (or announcement thereof), (iv) an offer by a third party for an alternative transaction if Company fails to recommend rejection of such offer within 10 days following such offer, or (v) violation by Company of the no-shop provision.
Expenses & Termination Fee	•
Company will pay a termination fee equal to 5% of the announced transaction value and reimburse Purchaser for all reasonable fees and expenses incurred in connection with the transaction (including reasonable attorneys' fees) in the event of customary triggering events.

No-Shop	•	Customary no-shop covenant by Company with fiduciary out in connection with superior proposal.
Obligation to Recommend Transaction	•
It will be a condition that Company's Board maintain its recommendation of the Merger; there will be a fiduciary out with respect to Company's obligation to recommend the Merger to its stockholders in the event of a superior proposal.
Exclusivity	•
Purchaser's incurring the time and expense of the diligence and negotiation process will be conditioned upon Company's execution of an exclusivity agreement in form and substance satisfactory to Purchaser providing for an exclusive negotiating period of 45 days.
Confidentiality	•
Except upon execution of a definitive Merger agreement and except as required by law or regulatory authorities, neither party will issue any statement or communication to the public or press regarding the proposed transaction without the prior written consent of the other party.
•
If negotiations are terminated by either party, the proposed terms of the transaction and all transaction-related discussions will be kept confidential and will not be disclosed to any person without the prior written consent of the other party, except as required by law or regulatory authority.

        This Term Sheet is an expression of intent only, does not express the agreement of the parties, is not meant to be binding on the parties now or at any point in time in the future, and is meant to be used as a negotiation aid by the parties. Accordingly, the parties do not intend to be bound until they enter into definitive agreements regarding the subject matter of this Term Sheet.

        If you are in agreement with the terms and conditions set forth above and desire to proceed on that basis, please sign this Term Sheet in the space provided below and return an executed copy to the undersigned.

Very truly yours,
INSIGHT VENTURE MANAGEMENT, LLC
By:	/s/ JEFF HORING Jeff Horing Managing Director
Accepted and agreed as of this day of April 2003:
CLICK COMMERCE, INC.
By:	Name: Title:

QuickLinks

  EXHIBIT 99.2